                                                                  Exhibit (c)(3)



Presentation to the Special Committee of


ERC Industries, Inc.



February 17, 2000

Contents


Transaction Overview                                                     I
                                                                     -----------
Valuation Discussion                                                    II
                                                                     -----------
Conclusion                                                              III
                                                                     -----------

The accompanying material was compiled on a confidential basis for use solely by the Special Committee of the Board of Directors of ERC Industries, Inc. (the "Special Committee" and the "Company") in evaluating the Transaction referred to therein and not with a view to public disclosure or filing thereof under the Securities Act of 1933 or the Securities Act of 1934 (the "Federal Securities Laws"). This material was prepared for a specific use by specific persons and was not prepared to conform with any disclosure standards under the Federal Securities Laws. Neither Schroder & Co. Inc. ("Schroders") nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past or the future.

It should be understood that, unless otherwise noted, any valuations and/or estimates contained in the accompanying material were prepared or derived from information supplied by the management of the Company without any independent verification by Schroders, and involve numerous and significant subjective determinations by the Company's management, which may or may not be correct. Accordingly, no representation or warranty can be or is made by Schroders as to the accuracy or achievability of any such valuations and/or estimates.

Section I


Transaction Overview

               Transaction Overview


Scope of       The Special Committee of the Board of Directors of ERC
Schroders      Industries, Inc. ("ERCI" or the "Company") has engaged Schroders
Engagement     to render a Fairness Opinion (the "Opinion") in connection with
and Opinion    the proposed transaction by John Wood Group, PLC (the "Wood
               Group") to acquire all outstanding common shares (other than shares presently owned by the Wood Group ("Excluded Shares")) for cash consideration of $1.60 per share (the "Merger
               Consideration").

               The purpose of this presentation is to support the Opinion letter dated and delivered on February 22, 2000, to the Special Committee of the Board of Directors of ERC Industries, Inc. regarding the proposal by John Wood Group, PLC. The Opinion relates only to the fairness, from a financial point of view, of the $1.60 per share being offered by the Wood Group to holders of common shares of ERCI (other than Excluded Shares) in exchange for their shares.

               Transaction Overview

               In connection with our opinion, Schroders has, among other things:

Due Diligence  .    Reviewed ERCI's Annual Reports on Form 10-K filed with the
                    Securities Exchange Commission for the fiscal year ended
                    December 31, 1998, including the financial statements for the twelve month period ended December 31, 1997; and its Quarterly Report on Form 10-Q for the nine month period and quarter ended September 30, 1999, including the financial statements for the nine month period and quarter ended
                    September 30, 1998;

               . Reviewed ERCI management's estimates of financial performance for the year ended December 31, 1999, including any non-recurring items;

               . Reviewed certain projected financial information prepared by management of ERCI for the years 2000E to 2004E;

               . Reviewed ERCI management's estimates of the application and expiration of the Company's net operating loss ("NOL") in the years 1999E to 2004E;

               .    Reviewed certain publicly available information concerning
                    ERCI;

               . Conducted discussions with the Chairman of the Special Committee and senior management of ERCI concerning the Merger, ERCI's historical financial results and projected financial performance as presented and described above;

               Transaction Overview

               In connection with our opinion, Schroders has also, among other things:

Due Diligence  .    Performed various financial analyses, as we deemed
(continued)         appropriate, of ERCI using generally accepted analytical
                    methodologies, including:

                    . A discounted cash flow analysis utilizing the projections provided by ERCI's management for the years 2000E to 2004E;

                    . The application to the financial results of ERCI of the public trading multiples of companies which we deemed comparable to ERCI;

                    . The application to the financial results of ERCI of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable to ERCI; and

                    . The application to the share price of ERCI of the average equity premiums paid in remaining interest acquisitions where the acquirer held an existing control position;

               . Reviewed the historical trading prices and volumes of ERCI's common stock on the NASDAQ National Market System from January 1, 1996 to February 16, 2000;

               . Reviewed the draft Merger Agreement as distributed on February 4, 2000; and

               . Performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

               Transaction Overview


               In our review and analysis and in formulating our opinion, we did not:

Scope of       .    Attempt to independently verify the accuracy and
Analysis            completeness of the information supplied or otherwise made available to or obtained by us;

               . Undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ERCI, nor have we been furnished with any such appraisals;

               . Review any legal, accounting or tax aspects of the proposed transaction; or

               . Independently verify that the financial forecasts and projections for ERCI have been reasonably prepared; we have assumed that they reflect management's most currently available estimates and judgments as to the expected future financial performance of ERCI.

               Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

               This presentation is for the Special Committee of the Board of Directors of ERCI solely for its use in evaluating the Wood Group's proposed transaction to acquire all outstanding common shares of ERCI (other than Excluded Shares), and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to in any manner or for any purpose without our prior written consent.

               Transaction Overview


               .    The Wood Group has proposed a transaction where it would
                    acquire all outstanding shares of ERCI (other than Excluded
Proposed            Shares) for $1.60 per share, in cash. The transaction
Transaction         implies an equity value for ERCI of $49.1 million and an
                    enterprise value of $75.7 million, including the assumption of $26.6 million of net debt as of December 31, 1999 (net of $1.4 million of cash). The transaction represents a 264% premium to the closing share price of $0.44 per share the day prior to the announcement on November 22, 1999.

               . There are currently 30,689,272 shares outstanding of which the Wood Group owns 27,537,702, representing 89.7% of the outstanding share capital.

               . The transaction is structured such that ERCI will be merged into a wholly-owned subsidiary of the Wood Group where ERCI would be the surviving entity.

               . Conditions to the transaction include voting approval of a majority of the minority shares (public shares other than Excluded Shares).

                          --------------------------------------------------------------------
                          ($ in thousands, except per share data)                       ERCI
                          --------------------------------------------------------------------
                          OFFER PRICE PER SHARE                                        $  1.60
                          Shares Held by the Wood Group                                 27,538
                          Shared Held by Public                                          3,160
                                                                                       -------
                          Total Shares                                                  30,698
                                                                                       -------
                          IMPLIED EQUITY VALUE                                         $49,117
                          Net Debt (as of 12/31/99)                                     26,615
                                                                                       -------
                          IMPLIED ENTERPRISE VALUE                                     $75,732
                                                                                       =======
                          --------------------------------------------------------------------

          Transaction Overview


          ERCI's actual and projected financial performance (projections provided by ERCI's management) for the years 1998A through 2002E are as follows:

Summary
Financial           --------------------------------------------------------------------------------------------------------
Performance         ($ in thousands)                                      Fiscal Year Ending December 31,
                                                       -------------------------------------------------------------------
                                                         1998A          1999E          2000E        2001E        2002E
                    ------------------------------------------------------------------------------------------------------
                    Revenues                           $ 117,679     $  88,876     $  99,024     $ 114,726     $ 131,836
                      Direct Costs                       (88,284)      (69,813)      (74,524)      (86,326)      (99,836)
                                                       ---------     ---------     ---------     ---------     ---------
                    Gross Profit                          29,395        19,063        24,500        28,400        32,000
                    Gross Margin                            25.0%         21.4%         24.7%         24.8%         24.3%

                    SG&A                                 (24,018)      (20,698)      (22,000)      (23,900)      (25,100)
                      Amort. of Existing Goodwill              0          (607)         (607)         (607)         (607)
                                                       ---------     ---------     ---------     ---------     ---------
                    EBIT                                   5,377        (2,242)        1,893         3,893         6,293
                    EBIT Margin                              4.6%         (2.5%)         1.9%          3.4%          4.8%

                      Interest Expense, net               (2,040)       (1,745)       (1,880)       (1,887)       (2,067)
                      Extraordinary Items                 (3,010)            0             0             0             0
                                                       ---------     ---------     ---------     ---------     ---------
                    EBT                                      327        (3,987)           13         2,006         4,226

                      Taxes                                 (974)         (393)         (198)         (450)         (759)
                      Tax Rate                                NM            NM            NM          22.4%         18.0%

                    Net Income to Common                   ($647)      ($4,380)        ($186)    $   1,556     $   3,467
                                                       =========     =========     =========     =========     =========
                    EBIT                               $   5,377       ($2,242)    $   1,893     $   3,893     $   6,293
                      Depreciation                         2,511         1,916         2,073         2,219         2,386
                      Amort. of Existing Goodwill              0           607           607           607           607
                                                       ---------     ---------     ---------     ---------     ---------
                    EBITDA                             $   7,888     $     281     $   4,573     $   6,719     $   9,286
                                                       =========     =========     =========     =========     =========
                    EBITDA Margin                            6.7%          0.3%          4.6%          5.9%          7.0%

                    Cash Flow                          $   1,864       ($1,857)    $   2,495     $   4,382     $   6,460
                    Cash Flow Margin                         1.6%           NM           2.5%          3.8%          4.9%
                    --------------------------------------------------------------------------------------------------------

          Note: 1999 direct costs include adjustment for reversal of write-down of inventory of $636,000.

                  Transaction Overview


                  The following multiples consider the $1.60 per share purchase price offered by the Wood Group:

Implied                --------------------------------------------------------
Purchase Price                Implied Purchase Price Multiples
Multiples              --------------------------------------------------------
                                    Fiscal Year Ending December 31,
                       --------------------------------------------------------
                                           1999E      2000E     2001E
                       --------------------------------------------------------
                       EV/Revenue          0.9x        0.8x      0.7x
                       EV/EBITDA         269.5x       16.6x     11.3x
                       EV/EBIT              NM        40.0x     19.5x
                       P/E                  NM          NM      31.6x
                       P/CF                 NM        19.7x     11.2x
                       --------------------------------------------------------

                 Transaction Overview

                 The transaction offer price of $1.60 per share implies equity premiums to ERCI's stock price as shown below:
Implied Equity
Premiums

                      ---------------------------------------------------------------------------------------------------------
                                                                   Implied Equity Premiums
                      ---------------------------------------------------------------------------------------------------------
                                                                                                     Share Price        Premium
                      Offer Price Per Share                                                              $1.60              -
                             Current Share Price /(1)/                                                   $1.50            6.7%
                             1-Day Prior to Announcement /(2)/                                            0.44            264%
                             1-Week Prior to Announcement /(3)/                                           0.44            264%
                             4-Weeks Prior to Announcement /(4)/                                          0.69            132%
                             30 Day Average (prior to announcement) /(5)/                                 0.60            167%
                      ---------------------------------------------------------------------------------------------------------

                      Note: The transaction was announced on November 22, 1999 /(1)/ February 17, 2000
                      /(2)/ November 21, 1999
                      /(3)/ November 15, 1999
                      /(4)/ October 22, 1999
                      /(5)/ October 21, 1999 to November 21, 1999

          Section II

          Valuation Discussion

                Valuation Discussion

                Schroders considered the following valuation methodologies in determining a range of implied values for ERCI:
Valuation
Methodologies   .   Discounted Cash Flow Analysis

                .   Comparable Publicly-Traded Companies Analysis

                .   Comparable M&A Transactions Analysis

                .   Premiums Paid in Remaining Interest Acquisitions

                The aforementioned valuation methodologies are described in more detail on the following pages.

               Valuation Discussion

               Schroders relied upon financial projections provided by ERCI's management for the years 2000E to 2004E in preparing the
               discounted cash flow ("DCF") analysis. The implied value per share of ERCI based on this analysis ranges from $0.34 to $0.91, with an average per share value of $0.61. The table below
Discounted     presents the implied enterprise, equity and per share values of
Cash Flow      ERCI:
Analysis

                     -------------------------------------------------------------------------------------------------------
                        ------------------------------------------------------     ---------------------------------------
                        ($ in thousands, except per share data)                                Discount Rate
                        ------------------------------------------------------     ---------------------------------------
                                                                                     10.0%         12.0%            14.0%
                                                                                   --------      --------         --------
                        Present Cash Flows to 2004                                   $9,804        $9,138           $8,537

                        Present Value of NOL                                          1,791         1,686            1,590

                        Terminal value based on                           6.0x       32,253        29,475           26,978
                        forward 2004 EBITDA Multiple                      7.0x       37,629        34,387           31,475
                                                                          8.0x       43,005        39,300           35,971

                        Total Present Enterprise Value based              6.0x       43,848        40,299           37,105
                        on forward 2004 EBITDA Multiple                   7.0x       49,223        45,212           41,601
                                                                          8.0x       54,599        50,124           46,098

                        Net Debt as of December 31, 1999                            (26,615)      (26,615)         (26,615)

                        --------------------------------------------------------------------------------------------------
                        Equity value based on                             6.0x       17,233        13,684           10,490
                        forward 2004 EBITDA Multiple                      7.0x       22,608        18,597           14,986
                                                                          8.0x       27,984        23,509           19,483
                        --------------------------------------------------------------------------------------------------

                        Shares Outstanding (as of January 27, 2000)                  30,698        30,698           30,698

                        --------------------------------------------------------------------------------------------------
                        Per Share equity value based on                   6.0x        $0.56         $0.45            $0.34
                        forward 2004 EBITDA Multiple                      7.0x        $0.74         $0.61            $0.49
                                                                          8.0x        $0.91         $0.77            $0.63
                        --------------------------------------------------------------------------------------------------
                     -------------------------------------------------------------------------------------------------------

Valuation Discussion

                  We calculated current trading multiples for companies we
Comparable        deemed comparable to ERCI, using publicly available
Publicly Traded   estimates for EBIT (defined as earnings before interest and
Companies         taxes), EBITDA (defined as earnings before interest, taxes,
Analysis          depreciation and amortization), earnings and cash flow
                  (defined as net incomeplus depreciation and amortization).
                  The following publicly traded petroleum equipment manufacturers were analyzed using closing share prices as of February 16, 2000:

                    . Baker Hughes Incorporated    . Smith International, Inc.

                    . Cooper Cameron Corp.         . Varco International, Inc.

                    . Dril-Quip, Inc.              . Weatherford International,
                                                     Inc.

                    . National Oilwell, Inc.

                  Schroders considered that the petroleum equipment manufacturers included in this analysis differed from ERCI in various aspects of their business and operations including, but not limited to, size, product offering, and degree of proprietary technology.

                  The following page provides a summary of the implied per share values for ERCI based on the respective trading multiples. The group of comparable companies suggest a range of values of ERCI of $0.00 per share to $2.49 per share, with an average per share value of $1.16 (based on the average of the average excluding high/low implied values).

          Valuation Discussion

                     Summary of Selected Publicly-Traded Petroleum Equipment Manufacturers as of 2/16/00
                                                     ($ in thousands, expect per share amounts)
               -------------------------------------------------------------------------------------------------------------------
                                         Market      Enterprise                EV/EBITDA                          EV/EBIT
Comparable                                                        ----------------------------------------------------------------
Publicly       Company                Capitalizaton    Value        1999         2000        2001       1999       2000      2001
Traded         -------------------------------------------------------------------------------------------------------------------
Companies
Analysis       Baker Hughes                 $ 8,333     $11,188     10.6x       10.0x        8.0x      45.4x      32.2x      18.0x
(continued)    Cooper Cameron                 2,747       2,949     15.3x       14.1x       11.1x      27.0x      22.8x      16.1x
               Dril-Quip, Inc.                  592         583        NA          NA          NA      32.4x      27.8x      15.8x
               National Oilwell               1,351       1,530     32.9x       15.7x       10.9x      64.8x      22.3x      13.9x
               Smith Intl                     2,871       3,541     25.6x       15.5x       10.2x      58.9x      24.9x      13.6x
               Varco Intl                       689         651      7.6x        9.3x        6.7x      10.5x      14.5x       9.4x
               Weatherford                    4,850       5,946     25.5x       16.3x       12.1x      89.0x      35.1x      22.2x

                                  ------------------------------------------------------------------------------------------------
                                  Low                                7.6x        9.3x        6.7x      10.5x      14.5x       9.4x
                                  High                              32.9x       16.3x       12.1x      89.0x      35.1x      22.2x
                                  Average Excl. High/Low            19.2x       13.8x       10.1x      45.7x      26.0x      15.5x
                                  ------------------------------------------------------------------------------------------------

                                  ------------------------------------------------------------------------------------------------
                                  Implied Equity Value per Share
                                  Low                              $0.00       $0.52       $0.60          NM     $0.02      $0.33
                                  High                              0.00        1.56        1.78          NM      1.30       1.95
                                  Average Excl. High/Low            0.00        1.19        1.34          NM      0.74       1.09
                                  ------------------------------------------------------------------------------------------------


                                                                                MV/CF                              P/E
                                                                 -----------------------------------------------------------------
                                                                    1999        2000        2001        1999      2000       2001
                                                                 -----------------------------------------------------------------
               Baker Hughes                                          9.6x        9.4x        8.0x         NM      72.3x      30.1x
               Cooper Cameron                                       20.2x       17.7x       14.2x         NM      36.4x      24.7x
               Dril-Quip, Inc.                                      30.9x       22.6x       17.4x      49.7x      38.1x      27.2x
               National Oilwell                                     55.2x       24.7x       16.7x         NM      40.0x      21.7x
               Smith Intl                                           29.9x       20.7x       15.5x         NM      60.5x      32.2x
               Varco Intl                                           11.1x       13.9x       10.5x      17.3x      27.1x      16.8x
               Weatherford                                          25.2x       18.2x       13.9x         NM      64.1x      35.9x

                                  ------------------------------------------------------------------------------------------------
                                  Low                                9.6x         9.4x       8.0x      17.3x      27.1x      16.8x
                                  High                              55.2x        24.7x      17.4x      49.7x      72.3x      35.9x
                                  Average Excl. High/Low            23.5x        18.6x      14.1x         NM      47.8x      27.2x
                                  ------------------------------------------------------------------------------------------------

                                  ------------------------------------------------------------------------------------------------
                                  Implied Equity Value per Share
                                  Low                                  NM       $0.77      $1.14          NM         NM     $0.85
                                  High                                 NM        2.00       2.49          NM         NM      1.82
                                  Average Excl. High/Low               NM        1.51       2.02          NM         NM      1.38
                                  ------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                Valuation Discussion

                In our analysis, we analyzed relevant comparable mergers and acquisitions involving:

Comparable          .  Oilfield Services companies
Relevant M&A        .  Equipment Manufacturing companies
Transactions        .  Pump Equipment companies
Analysis            .  Flow Control companies

                Schroders considered that, like many participants in the oilfield service sector, ERCI's 1999E financial performance may not be representative of the Company's historical or projected financial performance. As a result, the method of applying LTM multiples from relevant M&A transactions to 1999E figures for ERCI may not result in meaningful valuation data. As an alternative analytical tool, we calculated "normalized" EBITDA and Net Income figures for ERCI by taking an average of the financial results for 1998, and projections for 1999E, 2000E and 2001E. Normalized net income continued to result in non-meaningful implied valuations for ERCI.

                    ---------------------------------------------------------------------------------------
                                           Normalized EBITDA and Net Income Calculation
                    ---------------------------------------------------------------------------------------
                    ($ in thousands)                Fiscal Year Ending December 31,                4 Year
                                     ----------------------------------------------------------
                                       1998A           1999E             2000E          2001E     Average
                    EBITDA               $ 7,888     $   281             $ 4,573        $ 6,719   $ 4,865
                    Net Income              (647)     (4,380)               (186)         1,556      (914)

                    ---------------------------------------------------------------------------------------

             Note: Due to a lack of pro forma financial information going back beyond 1998 (as a result of several acquisitions made by the Company over the last several years), we were unable to use historical figures exclusively when calculating normalized EBITDA and Net Income.

               Valuation Discussion

               As shown below, the M&A comparable transactions imply a range of
Comparable     per share values for ERCI of $0.00 to $8.29. We consider the high
Relevant M&A   value of $8.29 per share an outlier given the typical range of
Transactions   Enterprise Value/EBITDA multiples seen in this industry, and
Analysis       therefore believe that it is more appropriate to focus on implied
(continued)    valuations based on the average excluding high/low multiples. The average implied value using the average excluding high/low values is $0.58 per share.

                  ------------------------------------------------------------------------------------------------------------------
                                                      Multiples from Comparable M&A Transactions
                                                      ($ in thousands, expect per share amounts)
                  ------------------------------------------------------------------------------------------------------------------
                  Industry                     Number               EV / EBITDA                        PP / Net Income
                                                          --------------------------------------------------------------------------
                                                 of                                  Av. Excl.                             Av. Excl.
                                               Trans.     Low          High          High/Low     Low         High         High/Low
                  ------------------------------------------------------------------------------------------------------------------
                  Oilfield Services              48           3.0x       57.8x         10.5x     0.3x        410.7x          36.4x
                  Equipment Manufacturers         4           7.6x       13.2x          9.0x    20.7x         28.2x             NM
                  Pump Equipment                 12           6.3x       12.4x          8.3x     8.2x         26.7x          16.4x
                  Flow Control                   25           6.3x       18.4x          8.6x     8.2x         26.8x          18.4x

                                                          ---------------------------------     ------------------------------------
                  Normalized ERCI Results
                  (4 Year Average)                        EBITDA                    $ 4,865     Net Income                  ($914)
                                                          ---------------------------------     ------------------------------------
                  Implied Enterprise Value
                  Oilfield Services                       $14,529    $281,209       $50,932       NM            NM             NM
                  Equipment Manufacturers                  36,929      64,265        44,020       NM            NM             NM
                  Pump Equipment                           30,878      60,336        40,217       NM            NM             NM
                  Flow Control                             30,747      89,607        42,001       NM            NM             NM

                  Implied Equity Value per Share
                  Oilfield Services                       $ 0.00     $   8.29       $  0.79       NM            NM             NM
                  Equipment Manufacturers                   0.34         1.23          0.57       NM            NM             NM
                  Pump Equipment                            0.14         1.10          0.44       NM            NM             NM
                  Flow Control                              0.13         2.05          0.50       NM            NM             NM
------------------------------------------------------------------------------------------------------------------------------------

               Valuation Discussion

               Schroders considered the equity premiums paid in remaining
Premiums Paid  interest acquisitions where the acquirer held an existing control
on Remaining   position in the stock. The premiums paid ranged from a low of
Interest       (40.8%) to a high of 112.5%. The premiums were calculated based
Acquisitions   on periods of time relative to the announcement date and include premiums paid (a) one day prior to the announcement, (b) one week prior to the announcement, and (c) four weeks prior to the announcement. There were 55 remaining interest acquisition considered ranging in value from $1.3 million to $16.4 billion in enterprise value. Based on this analysis, the implied per share values for ERCI range from $0.39 to $1.39, with an average implied value of $0.68 per share (based on an average of the average values).

                    --------------------------------------------------------------------------------------------------
                                                                          Period Prior to Announcement
                                                       ---------------------------------------------------------------
                    Remaining Interest Acquisitions          One-Day                 One-Week               Four-Weeks
                    --------------------------------------------------------------------------------------------------
                    Highest Premium Paid                      100.0%                 112.5%                   101.7%
                    Lowest Premium Paid                       (11.1%)                (11.6%)                  (40.8%)
                    Average Premium Paid                       25.9%                  29.5%                    35.1%
                    --------------------------------------------------------------------------------------------------
                    ERCI Share Price                           $0.4375                $0.4375                  $0.6875
                    --------------------------------------------------------------------------------------------------
                    Implied ERCI Value
                    Highest Premium                            $0.88                  $0.93                    $1.39
                    Lowest Premium                             $0.39                  $0.39                    $0.41
                    Average Premium                            $0.55                  $0.57                    $0.93
                    --------------------------------------------------------------------------------------------------

                    Note:  Transaction was announced on November 22, 1999

Section III

Conclusion

           Conclusion

           Each of these valuation methodologies produced a valuation range
Summmary which we believe to be reliable in the evaluation of this transaction. The following is a summary of those ranges:

               -----------------------------------------------------------------------------------------------------------
               Summary of Valuation Methodologies                                     Implied Equity Value Per Share
                                                                               -------------------------------------------
               ($ in thousands, except per share amounts)                      Low                High            Average
               -----------------------------------------------------------------------------------------------------------
               DCF Valuation                                                   $0.34              $0.91           $0.61
               Publicly Traded Petroleum Equipment Comps.                       0.00               2.49            1.16
               Comparable M&A Transactions                                      0.00               8.29            0.58
               Premium Paid Analysis                                            0.39               1.39            0.68
                                    --------------------------------------------------------------------------------------
                                    Average                                    $0.18              $3.27           $0.76
                                    --------------------------------------------------------------------------------------

               Note: Average implied equity per share values from comparable publicly traded companies, M&A transactions analysis and premiums paid analysis represent an average of the average excluding high/low per share values.

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

               Conclusion

               The valuation methodologies discussed above provide a range of
Conclusion     implied per share values for ERCI of $0.00 to $8.29 per share.

               The average implied value for ERCI is $0.76 per share.

               The deal value is $1.60 per share.

               Schroders did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view.

               In our Opinion, the Merger Consideration is fair from a financial point of view to the shareholders of ERCI (other than Excluded Shares).

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